Exhibit (a)(5)(cxxxi)

Daniel M. Wall	505 Montgomery Street, Suite 1900
Direct Dial: (415) 395-8240	San Francisco, California 94111-2562
dan.wall@lw.com	Tel: (415) 391-0600 Fax: (415) 395-8095
www.lw.com

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Washington, D.C.

March 22, 2004

BY HAND DELIVERY

The Hon. Vaughn R. Walker

United States District Judge

U.S. District Court, Northern District of California

Courtroom 6, 17th Floor,

450 Golden Gate Avenue

San Francisco, CA 94102

Re:	United States v. Oracle Corporation, Case No. C 04-00807 VRW

Dear Judge Walker:

Pursuant to Paragraph 10 of the Case Management Order, enclosed herewith is Defendant Oracle Corporation’s list of witnesses it intends to call live at trial, the order in which they will be called, a brief description of the subjects to which they will testify, and the estimated time of direct examination.

Very truly yours,

Daniel M. Wall

of LATHAM & WATKINS LLP

Enclosure

ORACLE WITNESS LIST

Order	Witness	Subject Matter	Est. Time (hrs.)

1	Tom Campbell Haas School of Business	Expert economic testimony to be disclosed pursuant to Paragraph 11 of the CMO.	2.5

2	Charles Peters Emerson Electric	Large enterprise options to procuring FMS and HRMS suites from SAP, Oracle and PeopleSoft; procurement dynamics.	2.0

3	Ken Harris Retail.In.Genius	Professional experience (Gap, Nike, Pepsi); FMS and HRMS procurement dynamics; strategies for assuring competitive pricing.	1.5

4	Christy Bass Accenture	Procurement dynamics; current market conditions, prospects; SAP strength, product offerings, and strategic initiatives; Accenture outsourcing efforts	1.5

5	Richard Knowles SAP	FMS and HRMS market dynamics; SAP product offerings and strategic initiatives; FMS and HRMS competition and pricing.	1.5

6	Kevin Fitzgerald Oracle	Federal, state and local government procurement dynamics; competition; recent procurements and results.	1.0

7	Donna Morea AMS	FMS and HRMS market dynamics in the public sector verticals; AMS successes against Tier 1 vendors; AMS strategic direction.	1.5

8	Lisa Pope Oracle	Commercial procurement dynamics; competition; use of mixed vendor applications solutions.	1.5

9	Bob Greene Oracle	HRMS market; procurement dynamics; functional comparisons of HRMS products.	1.0

10	Keith Block Oracle	Oracle pricing procedures and strategies; feasibility of price discrimination strategies proposed by plaintiffs.	1.0

11	Safra Catz Oracle	Oracle pricing procedures and strategies; feasibility of price discrimination strategies proposed by plaintiffs; PeopleSoft overtures for a combination with Oracle; rationale for proposed acquisition; efficiencies expected from the transaction.	1.0

Order	Witness	Subject Matter	Est. Time (hrs.)
12	Dera Anderson Novell	Alternatives to ERP suites; procurement dynamics; strategies for assuring competitive pricing.	1.0

13	John Coughlan Lawson Software	Lawson product offerings, positioning, and customers; FMS and HRMS competition.	1.0

14	Michael Sternklar Fidelity	Outsourcing as competition for FMS and HRMS suites; Fidelity product offerings and positioning	1.0

15	Brian Mearns Bank of America	Replacement of PeopleSoft EAS with Fidelity outsourcing solution and resulting cost savings; alternatives to ERP suites.	1.0

16	Jay Rising ADP	Outsourcing as competition for FMS and HRMS suites; ADP products offerings and positioning	1.0

17	Steve Mills IBM	IBM database, application, integration layer, and stack positioning and strategies.	1.5

18	Cindy Bates Microsoft	Microsoft applications strategies and capabilities; competition with one’s installed base.	1.5

19	David Schmaier Siebel Systems	EAS market dynamics; intensity of competition for large EAS implementations; susceptibility to competition from new models such as hosted solutions and software as service; effects of integration layer technologies.	1.0

20	Craig Conway PeopleSoft	FMS and HRMS competitive dynamics; PeopleSoft’s competition in large enterprise deals; customer alternatives to ERP suites; prior proposal to combine Oracle and PeopleSoft applications businesses; sustainability of PeopleSoft’s current business model; opposition to acquisition.	6.0

21	Jerry Hausman M.I.T.	Expert economic testimony to be disclosed pursuant to Paragraph 11 of the CMO.	4.5

22	Dale Kutnick Meta Group	Expert industry testimony to be disclosed pursuant to Paragraph 11 of the CMO.	2.0

23	Ron Wohl Oracle	Drivers of technological innovation; absence of technological barriers to expansion or respositioning; technologies facilitating mixed vendor applications solutions.	2.0

Order	Witness	Subject Matter	Est. Time (hrs.)

24	Larry Ellison Oracle	Purpose of the acquisition; relationship of acquisition to competition with IBM, Microsoft and others.	1.0

25	David Teece Haas School of Business	Expert economic testimony to be disclosed pursuant to Paragraph 11 of the CMO.	2.5